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                                                            EXHIBIT EX-99.B11

                         CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in this Post-Effective Amendment No. 9 (File No. 811-7440) under the Investment Company Act of 1940 to the Registration Statement on Form N-1A of Dimensional Emerging Markets Value Fund Inc. of our report dated November 30, 1999 on our audit of the financial statements and financial highlights of Dimensional Emerging Markets Value Fund, Inc. as of November 30, 1998 and for the respective periods then ended, which report is included in the Annual Reports to Shareholders.

     We also consent to the reference to our firm under the captions "Other Information" and "Financial Statements" in the Statement of Additional Information.

PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP

2400 Eleven Penn Center
Philadelphia, PA

March 26, 1999